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                                                             EXHIBIT 99.(10)(a)

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders
Of Mutual of America Investment Corporation:

We consent to the use of our report dated February 24, 2004 with respect to Mutual of America Investment Corporation (comprised of: Money Market Fund, All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Bond Fund, Short-Term Bond Fund, Mid-Term Bond Fund, Composite Fund, Aggressive Equity Fund, Conservative Allocation Fund, Moderate Allocation Fund, and Aggressive Allocation Fund), incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


/s/ KPMG LLP
New York, NY
April 26, 2004